UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	21-0682685
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey	08054
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $.20 par value per share	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:  NONE

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A is being filed pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to amend the Registration Statement filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on September 10, 1984 and amended on April 29, 2003, to reflect the reincorporation of SL Industries, Inc. from the State of New Jersey to the State of Delaware (the “Reincorporation”) on June 20, 2013 (the “Effective Date”). On the Effective Date, SL Industries, Inc., a New Jersey corporation (“SL-NJ”), merged with and into SL Industries, Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of SL-NJ, with the Company continuing as the surviving entity under the name “SL Industries, Inc.” Immediately prior to the Effective Date, the Company had no assets and liabilities. The stockholders of SL-NJ approved the Reincorporation at the 2013 Annual Meeting of Stockholders of SL-NJ held on May 9, 2013.  As used herein, references to the “Registrant” means SL-NJ prior to the Reincorporation, and the Company after the Reincorporation.

At the Effective Time, (i) each issued and outstanding share of SL-NJ’s common stock, par value $0.20 per share, was automatically converted into one share of the Company’s common stock, $0.20 par value per share (the “Common Stock”); and (ii) all options and other rights to acquire SL-NJ’s common stock outstanding immediately before the Effective Time were also automatically converted into options and rights to acquire the same number of shares of the Company’s Common Stock upon the same terms, including price. Each outstanding certificate representing shares of SL-NJ’s common stock was deemed, without any action by the stockholders, to represent the same number of shares of the Company’s Common Stock. SL-NJ stockholders may, but are not required to, exchange their stock certificates as a result of the Reincorporation.

In accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of the Company were deemed to be registered under Section 12(b) of the Exchange Act as the successor to SL-NJ. The Company, as successor issuer to SL-NJ, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of Common Stock of the Registrant continue to be listed on the NYSE MKT under the symbol “SLI.”

Prior to the Effective Date, the rights of SL-NJ’s stockholders were governed by the New Jersey Business Corporation Act and SL-NJ’s Restated Certificate of Incorporation, as amended, and By-Laws, as amended. As a result of the Reincorporation, holders of SL-NJ common stock are now holders of the Company’s Common Stock, and their rights as stockholders are governed by the General Corporation Law of the State of Delaware and the Company’s Amended and Restated Certificate of Incorporation and By-Laws.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

As of June 20, 2013, the Company's authorized capital stock includes 25,000,000 shares of Common Stock, of which 4,141,881 shares of Common Stock were outstanding.  The following is a summary of the material terms of the Company's Common Stock.  This summary does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and By-Laws.

VOTING RIGHTS.  Each share of the Company's Common Stock is entitled to one vote in the election of Directors and other matters.  A majority of shares of our voting stock constitute a quorum at any meeting of stockholders.  Holders of Common Stock are not entitled to cumulative voting rights.

DIVIDENDS.  Subject to the preferential rights of any outstanding shares of preferred stock and the terms of the Company's credit agreement, dividends may be paid to holders of Common Stock as may be declared by the Company's Board of Directors out of funds legally available for that purpose.

LIQUIDATION.  If the Company liquidates, dissolves or winds-up its business, either voluntarily or not, holders of Common Stock will receive pro rata all assets remaining after the Company pays its creditors.

MISCELLANEOUS.  Holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company LLC.

Item 2.	Exhibits.

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of SL Industries, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Form 8-K as filed with the Securities and Exchange Commission on June 20, 2013)

3.2	Bylaws of SL Industries, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.2 to the Form 8-K as filed with the Securities and Exchange Commission on June 20, 2013)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Form 8-K as filed with the Securities and Exchange Commission on June 20, 2013)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 20, 2013	SL INDUSTRIES, INC.
(Registrant)

	By:	/s/ Louis J. Belardi
		Name:	Louis J. Belardi
		Title:	Chief Financial Officer